                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                                LEAR CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

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     (4) Date filed:

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

                                LEAR CORPORATION

                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 14, 1998

                               ------------------

     The Annual Meeting of Stockholders (the "Meeting") of Lear Corporation ("Lear" or the "Company") will be held at the Automotive Hall of Fame, 21400 Oakwood Boulevard, Dearborn, Michigan 48121, on Thursday, May 14, 1998, at 10:00 a.m., for the following purposes:

        1. To elect three directors to hold office until the 2001 Annual Meeting of Stockholders;

        2. To ratify the appointment of Arthur Andersen LLP as independent auditors of the Company for the 1998 fiscal year; and

        3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items are fully discussed in the Proxy Statement accompanying this Notice of Annual Meeting. A copy of the Company's Annual Report to Stockholders is also enclosed.

     The close of business on March 16, 1998 has been fixed as the record date for the Meeting. Only stockholders of record at that time are entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof.

     In accordance with Delaware law, a list of Lear stockholders entitled to vote at the Meeting will be available for examination at the offices of the Company, 21557 Telegraph Road, Southfield, Michigan for ten days prior to the Meeting, between the hours of 9:00 a.m. and 5:00 p.m., and at the Meeting.

     All stockholders are cordially invited to attend the Meeting. However, to assure your representation at the Meeting, the Board of Directors of Lear urges you to date, execute and return promptly the enclosed proxy to give voting instructions with respect to your shares of common stock. The return of the proxy will not affect your right to vote in person if you do attend the Meeting.

                                          Joseph F. McCarthy
                                          Vice President, Secretary
                                          and General Counsel

Southfield, Michigan
March 20, 1998

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
INTRODUCTION................................................      1
RECORD DATE, OUTSTANDING SHARES AND REQUIRED VOTE...........      2
  Record Date and Outstanding Shares........................      2
  Required Vote.............................................      2
ELECTION OF DIRECTORS (PROPOSAL NO. 1)......................      2
MANAGEMENT AND DIRECTORS....................................      4
  Directors and Executive Officers..........................      4
  Security Ownership of Certain Beneficial Owners and
     Management.............................................      7
  Section 16(a) Beneficial Ownership Reporting Compliance...      8
  Meetings of the Board of Directors and Committees.........      8
  Compensation of Directors.................................      9
EXECUTIVE COMPENSATION......................................     10
  Summary Compensation Table................................     10
  Option Grants and Exercises and Long-Term Incentive Awards
     in Last Fiscal Year....................................     11
  Pension Plan and Benefits.................................     12
  Qualified Pension Plan....................................     12
  Pension Equalization Plan.................................     13
  Retirement Savings Plan...................................     14
  1988 Stock Option Plan....................................     14
  1992 Stock Option Plan....................................     15
  1994 Stock Option Plan....................................     15
  1996 Stock Option Plan....................................     15
  Long-Term Stock Incentive Plan............................     15
  Employment and Other Agreements...........................     16
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
  PARTICIPATION.............................................     17
COMPENSATION COMMITTEE REPORT...............................     17
  Introduction..............................................     17
  Executive Compensation Policy.............................     17
  Base Salary...............................................     17
  Annual Incentives.........................................     18
  Long-Term Incentives......................................     18
  Management Stock Ownership Requirements...................     18
  Stock Options.............................................     19
  Performance Share Awards..................................     19
  Management Stock Purchase Program.........................     19
  Retirement Savings Plan...................................     19
  Executive Supplemental Savings Plan.......................     20
  Estate Preservation Plan..................................     20
  Chief Executive Officer Compensation......................     20
  Tax Treatment of Executive Compensation...................     21
PERFORMANCE GRAPH...........................................     22
CERTAIN TRANSACTIONS........................................     23
  Lehman Equity Offering....................................     23
  Credit Agreement..........................................     23
  Management Equity Participation...........................     23
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
  (PROPOSAL NO. 2)..........................................     23
STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING OF
  STOCKHOLDERS..............................................     24
OTHER MATTERS...............................................     24

                                LEAR CORPORATION

                              21557 TELEGRAPH ROAD
                           SOUTHFIELD, MICHIGAN 48034
                               ------------------

                                PROXY STATEMENT
                               ------------------

                                  INTRODUCTION

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Lear Corporation ("Lear" or the "Company") for use in voting at the Annual Meeting of Stockholders (the "Meeting") to be held at the Automotive Hall of Fame, 21400 Oakwood Boulevard, Dearborn, Michigan 48121, on Thursday, May 14, 1998, at 10:00 a.m., and at any postponement or adjournment thereof, for the purposes set forth in the attached Notice of Annual Meeting. This proxy statement, the attached Notice of Annual Meeting and the enclosed proxy are being sent to stockholders on or about March 20, 1998.

     The Board of Directors does not intend to bring any matters before the Meeting except those indicated in the Notice of Annual Meeting and does not know of any matter which anyone else proposes to present for action at the Meeting. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

     If proxies are properly dated, executed and returned, the shares they represent will be voted at the Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted FOR the election of the nominees for director set forth herein and FOR the ratification of the appointment of Arthur Andersen LLP as independent auditors for the Company in the 1998 fiscal year.

     A stockholder giving a proxy has the power to revoke it at any time prior to its exercise by voting in person at the Meeting, by giving written notice to the Secretary of the Company prior to the Meeting, or by giving a later dated proxy. Attendance at the Meeting will not automatically revoke a proxy, but a stockholder in attendance may request a ballot and vote in person, thereby revoking a previously granted proxy.

     The solicitation of proxies from the stockholders is being made by the Board of Directors and management of the Company and the cost of solicitation, including the cost of preparing and mailing the Proxy Statement, Proxy, Notice of Annual Meeting and Annual Report to Stockholders, is being paid for by the Company. Proxies also may be solicited personally and by telephone by certain officers and employees of the Company. In addition, Corporate Investor Communications, Inc. has been retained for solicitation of all brokers and nominees at a cost of approximately $4,000, plus customary fees and expenses. In addition, the Company will request banks, brokers and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of the Company's common stock, par value $.01 per share ("Common Stock") of whom they have knowledge, and may reimburse them for their expenses in so doing.

               RECORD DATE, OUTSTANDING SHARES AND REQUIRED VOTE

RECORD DATE AND OUTSTANDING SHARES

     At the close of business on March 16, 1998, the record date fixed for the determination of stockholders entitled to notice of and to vote at the Meeting, there were outstanding 67,020,912 shares of the Company's Common Stock, the only class of voting securities outstanding. All record holders of Common Stock as of the close of business on March 16, 1998 shall be entitled to one vote per share. The presence at the Meeting, in person or by proxy, of a majority of shares entitled to vote shall constitute a quorum. Abstentions and broker non-votes shall be counted for purposes of determining whether a quorum is present. Each share of Common Stock is entitled to one vote, without cumulation, on each matter to be voted upon at the Meeting.

REQUIRED VOTE

     Directors shall be elected by a plurality of the votes cast by the holders of the Company's Common Stock. "Plurality" means that the three individuals who receive the largest number of the votes of shares present in person or represented by proxy at the Meeting and entitled to vote shall be elected as directors. Consequently, any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact in the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a larger number of votes.

     The ratification of the appointment of the Company's independent auditors will become effective upon the affirmative vote of the majority of shares present in person or represented by proxy at the Meeting and entitled to vote. Any shares not voted (whether by abstention, broker non-vote or otherwise) with respect to the appointment of independent auditors will have no effect on the outcome of the vote.

     Under the rules of the New York Stock Exchange, brokers who hold shares in street name have the authority to vote on certain routine matters on which they have not received instructions from beneficial owners. Brokers holding shares of Common Stock in street name who do not receive instructions from beneficial owners by the date specified in the statement accompanying this proxy material are entitled to vote on the election of directors and the ratification of the appointment of independent auditors.

                             ELECTION OF DIRECTORS

                                (PROPOSAL NO. 1)

     The Company has a classified Board of Directors consisting of three classes. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring.

     At the Meeting, the stockholders will elect three directors to hold office, subject to the provisions of the Company's by-laws, until the Annual Meeting of Stockholders in 2001 and until their successors shall have been duly elected and qualified. In accordance with Delaware law and the Company's by-laws, Lear's Board of Directors, upon the recommendation of Lear's Nominating Committee, has nominated Kenneth L. Way, Larry W. McCurdy and Roy E. Parrott to stand for election to the Board of Directors. Unless contrary instructions are given, the shares represented by the enclosed proxy will be voted FOR the election of Messrs. Way, McCurdy and Parrott, the nominees set forth below. Proxies cannot be voted for a greater number of directors than the number of nominees named.

     Messrs. Way, McCurdy and Parrott have consented to being named in this proxy statement and to serve if elected. However, if any nominee at the time of his election is unable or unwilling to serve or is otherwise unavailable for election and, as a result, another nominee is designated by the Board of Directors, the persons named in the enclosed proxy, or their substitutes, will have discretion and authority to vote or refrain from voting for such nominee in accordance with their judgment.

     The nominees for election as director, together with certain information about them, are set forth below.

                                                 DIRECTOR
                NAME                    AGE       SINCE                POSITION
                ----                    ---      --------              --------
Kenneth L. Way......................    58         1988        Chairman of the Board and
                                                               Chief Executive Officer
Larry W. McCurdy....................    62         1988        Director
Roy E. Parrott......................    57         1997        Director

     Kenneth L. Way. Mr. Way is Chairman of the Board and Chief Executive Officer of the Company, a position he has held since 1988. Prior to this, he served as Corporate Vice President, Automotive Group of Lear Siegler, Inc. ("LSI") since October 1984. During the previous six years, Mr. Way was President of LSI's General Seating Division. Prior to this, he was President of LSI's Metal Products Division in Detroit for three years. Other positions held by Mr. Way during his 31 years at Lear include Manufacturing Manager of the Metal Products Division and Manager of Production Control for the Automotive Division in Detroit. Mr. Way also serves as a director of Comerica, Inc. and R.P. Scherer Corporation.

     Larry W. McCurdy. Mr. McCurdy became a director of the Company in 1988. Mr. McCurdy is Chairman of the Board of Directors, President and Chief Executive Officer of Echlin, Inc. ("Echlin"), a worldwide manufacturer of motor vehicle parts, a position he has held since March 1997. Prior to this, Mr. McCurdy was Executive Vice President, Operations of Cooper Industries, Inc., a diversified manufacturing company, from April 1994 to March 1997, President and Chief Executive Officer of Moog Automotive, Inc., since November 1985 and President and Chief Operating Officer of Echlin since August 1983, after serving as Vice President of Finance from February 1983. Mr. McCurdy also serves as a director of Mohawk Industries, Inc. and Breed Technologies, Inc.

     Roy E. Parrott. Mr. Parrott, who has been a director of the Company since February 1997, has been President and a director of Simpson Industries Inc. since 1989, Chief Executive Officer of Simpson Industries Inc. since 1994 and Chairman of Simpson Industries Inc. since November 1997. From 1989 to November 1997, Mr. Parrott was president of Simpson Industries Inc. Simpson Industries Inc. designs, engineers and manufacturers precision machined components, used primarily in automobile, light truck and diesel engines.

                                 RECOMMENDATION

               THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
                ELECTION OF EACH OF ITS NOMINEES TO SERVE ON THE
                         COMPANY'S BOARD OF DIRECTORS.

                            MANAGEMENT AND DIRECTORS

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the names, ages and positions with the Company of the Company's directors and executive officers. Each executive officer is elected annually by the Board of Directors of the Company and serves at the pleasure of the Board of Directors and the Chief Executive Officer.

                   NAME                     AGE                        POSITION
                   ----                     ---                        --------
Gian Andrea Botta(b)......................  44    Director
Douglas G. DelGrosso......................  36    Vice President and President -- GM Division
Irma B. Elder(b)..........................  67    Director
Charles E. Fisher.........................  44    Vice President and President -- Chrysler Division
Gerald G. Harris..........................  64    Senior Vice President -- Latin American Operations
James A. Hollars..........................  53    Senior Vice President -- Premium Car Division
Roger A. Jackson..........................  51    Senior Vice President -- Human Resources
Daniel A. Jannette........................  55    Vice President and President -- Technology Division
Robert G. Lawrie..........................  53    Senior Vice President -- Global Mergers and
                                                  Acquisitions
Raymond F. Lowry..........................  52    Vice President and Treasurer
Joseph F. McCarthy........................  54    Vice President, Secretary and General Counsel
Larry W. McCurdy..........................  62    Director
Terrence E. O'Rourke......................  51    Senior Vice President -- Ford and Chrysler
                                                  Divisions
Roy E. Parrott............................  57    Director
Frank J. Preston..........................  55    Senior Vice President -- Interior Systems Group
Robert E. Rossiter(a).....................  52    President and Chief Operating Officer --
                                                  International Operations and Director
Robert W. Shower(a).......................  60    Director
David P. Spalding(b)......................  43    Director
Donald J. Stebbins........................  40    Senior Vice President and Chief Financial Officer
James A. Stern(b).........................  47    Director
James H. Vandenberghe(a)..................  48    President and Chief Operating Officer -- North
                                                  American Operations and Director
Kenneth L. Way............................  58    Chairman of the Board and Chief Executive Officer

-------------------------
(a) Term as a director expires in 1999.

(b) Term as a director expires in 2000.

     Set forth below is a description of the business experience of each director and executive officer of the Company other than Messrs. McCurdy, Parrott and Way, whose biographies are set out in the section entitled "Election of Directors."

     Gian Andrea Botta. Mr. Botta became a director of the Company on December 31, 1993, upon the merger of Lear Holdings Corporation ("Holdings"), Lear's former parent, into Lear, which occurred in 1993 (the "Holdings Merger"). Prior to the Holdings Merger, Mr. Botta was a director of Holdings since 1993. Mr. Botta has been President of EXOR America Inc., the international investment holding company of IFI, S.p.A. and the sole owner of all the issued and outstanding capital stock of FIMA Finance Management Inc. ("FIMA"), since February 1994. Previously, Mr. Botta was President of IFINT-USA Inc., the predecessor of FIMA, since 1993 and was Vice President of Acquisitions of IFINT-USA Inc. for more than five years prior thereto. Mr. Botta also serves as a director of Constitution Re Inc., Western Industries Inc., Riverwood International Corporation and Rockefeller Center Properties, Inc.

     Douglas G. DelGrosso. Mr. DelGrosso is Vice President and President -- GM Division of the Company, a position he has held since May 1997. Previously, he was Vice President and President -- Chrysler Division of the Company since December 1995. Other positions held by Mr. DelGrosso during his 14 years with the Company include Vice President -- Operations for the GM Division and Group Engineering Manager.

     Irma B. Elder. Ms. Elder, who has been a director of the Company since February 1997, has owned and operated various Detroit area automobile dealerships since 1983. Businesses presently owned and operated by Ms. Elder had gross revenues of over $350 million in 1997. In addition, Ms. Elder serves on the Board of Directors of the Federal Reserve Bank of Chicago (Detroit Branch). Ms. Elder is also a board member of the Detroit Chamber of Commerce and a member of the Michigan Hispanic Chamber of Commerce.

     Charles E. Fisher. Mr. Fisher is Vice President and President -- Chrysler Division of the Company, a position he has held since May 1997. Mr. Fisher joined Lear in 1985 as Sales Manager. Positions previously held by Mr. Fisher at Lear include Director of Purchasing, Vice President of Global Purchasing and Vice President of Marketing and Sales.

     Gerald G. Harris. Mr. Harris is Senior Vice President -- Latin American Operations of the Company, a position he has held since May 1997. Previously, Mr. Harris served as Senior Vice President and President -- GM Division of the Company from July 1996 until May 1997 and Vice President and President -- GM Division from November 1994 to July 1996. Previously, Mr. Harris served as Director Ford Business Unit from March 1992 to March 1994, Director of Sales from August 1990 to March 1992 and Sales Manager from January 1989 to August 1990. Prior to 1989, Mr. Harris held various managerial positions with the Company.

     James A. Hollars. Mr. Hollars is Senior Vice President -- Premium Car Division of the Company. He was appointed to this position in November 1995. Prior to serving in this position, he was Senior Vice President and President -- International Operations of the Company since November 1994. Previously, he served as Senior Vice President -- International Operations of the Company since 1993 and Vice President -- International since the sale of LSI's Power Equipment Division to Lucas Industries in 1988. Mr. Hollars has held a variety of managerial positions with the Company and LSI since 1973.

     Roger A. Jackson. Mr. Jackson is Senior Vice President -- Human Resources, a position he has held since October 1995. Previously, he served as Vice President -- Human Resources for Allen Bradley, a wholly-owned subsidiary of Rockwell International. Mr. Jackson was employed by Rockwell International or one of its subsidiaries from December 1977 to September 1995.

     Daniel A. Jannette. Mr. Jannette is Vice President and President -- Technology Division of the Company, a position he has held since May 1997 and was Vice President -- Technology Division since August 1995. Prior to joining Lear in August 1995, Mr. Jannette served as Vice President of Automotive Industries, Inc. since August 1993 and President of Fibercraft/DESCon Engineering, Inc. since 1987.

     Robert G. Lawrie. Mr. Lawrie is Senior Vice President -- Global Mergers and Acquisitions, a position he has held since June 1996. Prior to joining the Company, Mr. Lawrie served as Vice President and Special Counsel to the Chairman of Magna International Inc. since December 1992. Prior to joining Magna International Inc., Mr. Lawrie was a consultant to Consolidated Hydro Inc., an operator of hydroelectric plants. From 1991 to July 1993, Mr. Lawrie was Senior Vice President, General Counsel and Secretary of Abitibi-Price Inc., an international paper manufacturer. From 1988 to 1991, Mr. Lawrie was the managing partner of the Los Angeles office of Broad Schulz Larson & Wineberg, a law firm.

     Raymond F. Lowry, III. Raymond F. Lowry, III is Vice President and Treasurer of the Company, a position which he has held since July 1997. Prior to joining Lear, Mr. Lowry was employed by Dana Corporation for 24 years, most recently as Director Treasury Operations and Finance.

     Joseph F. McCarthy. Mr. McCarthy is Vice President, Secretary and General Counsel of the Company, a position that he has held since April 1994. Prior to joining Lear, Mr. McCarthy served as Vice President -- Legal and Secretary for both Hayes Wheels International, Inc. and Kelsey-Hayes Company. Prior to joining Hayes Wheels International, Inc. and Kelsey-Hayes Company, Mr. McCarthy was a partner in the law firm of Kreckman & McCarthy from 1973 to 1983.

     Terrence E. O'Rourke. Mr. O'Rourke is Senior Vice President -- Ford and Chrysler Divisions of the Company, a position which he has held since May 1997. Previously, he served as Senior Vice President and President -- Ford Division of the Company from July 1996 until May 1997, Vice President and President -- Chrysler Division of the Company since November 1994 and Director -- Strategic Planning since October

1994. Prior to joining Lear, Mr. O'Rourke was employed by Ford Motor Company as Supply Manager -- Climate Control Department from 1992 and Procurement Operations Manager from 1988.

     Frank J. Preston. Dr. Preston is Senior Vice President -- Interior Systems Group of the Company, a position which he has held since August 1996. Previously, Dr. Preston served as Senior Vice President and President -- Masland Division of the Company since the consummation of Lear's acquisition of Masland Corporation ("Masland") in June 1996. Prior to the Masland acquisition, he served as President of Masland since January 1995 and Chief Executive Officer of Masland since January 1996. During 1995, Dr. Preston also served as Chief Operating Officer of Masland. Prior to joining Masland, Dr. Preston held various positions with Textron, Inc., a diversified manufacturing company, most recently President of Textron Automotive Interiors.

     Robert E. Rossiter. Mr. Rossiter is President and Chief Operating Officer -- International Operations of the Company, a position he has held since April 1997, and he has been a director of the Company since 1988. Mr. Rossiter served as President of the Company from 1984 until April 1997 and as Chief Operating Officer of the Company from 1988 to April 1997. He joined LSI in 1971 in the Material Control Department of the Automotive Division, then joined the Metal Products Division of LSI as Production Control Manager and subsequently moved into sales and sales management. In 1979, he joined the General Seating Division as Vice President of Sales and worked in that position, as well as Vice President of Operations, until 1984.

     Robert W. Shower. Mr. Shower became a director of the Company on December 31, 1993, upon consummation of the Holdings Merger. From November 1991 until the Holdings Merger, Mr. Shower was a director of Holdings. Mr. Shower was appointed Senior Vice President and Chief Financial Officer of Seagull Energy Corporation in March 1992, elected a director in May 1992 and named Executive Vice President in 1994. Mr. Shower retired from his positions with Seagull Energy Corporation, an oil and gas exploration and production company, in April 1996. Mr. Shower serves as a director of Highlands Insurance Group, Inc., Breed Technologies, Inc., Edge Petroleum Corporation and Nuevo Energy Company.

     David P. Spalding. Mr. Spalding became a director of the Company in September 1991. Mr. Spalding has been a Vice Chairman of The Cypress Group L.L.C. (the "Cypress Group") since 1994. Prior to this time, he was a Managing Director of Lehman Brothers Inc. since February 1991. Previously, he held the position of Senior Vice President of Lehman Brothers Inc. from September 1988 to February 1991. From April 1987 to September 1988, he was Senior Vice President of General Electric Capital Corporation Corporate Finance Group, Inc. Prior to 1987, he was a Vice President of The First National Bank of Chicago. Mr. Spalding is also a director of AMTROL, Inc., Williams Scotsman, Inc. and Frank's Nursery & Crafts, Inc.

     Donald J. Stebbins. Mr. Stebbins is Senior Vice President and Chief Financial Officer of the Company, a position which he has held since April 1997. Prior to serving in this position, he was Vice President and Treasurer of the Company since 1992. Previously, he was with Bankers Trust Company, New York where he was a Vice President. Prior to his tenure at Bankers Trust Company, Mr. Stebbins held positions at Citibank, N.A. and The First National Bank of Chicago.

     James A. Stern. Mr. Stern became a director of the Company on December 31, 1993, upon consummation of the Holdings Merger. From September 1991 until the Holdings Merger, Mr. Stern was a director of Holdings. Mr. Stern is Chairman of The Cypress Group, a position he has held since 1994. Prior to this time, he was a Managing Director of Lehman Brothers Inc. for more than five years. He is also a director of R.P. Scherer Corporation, Noel Group, Inc., Cinemark U.S.A., Inc., AMTROL, Inc., The Multicare Companies, Inc. and Frank's Nursery & Crafts, Inc.

     James H. Vandenberghe. Mr. Vandenberghe is President and Chief Operating Officer -- North American Operations of the Company, a position which he has held since April 1997, and he has been a director of the Company since 1995. He served as Executive Vice President of the Company from 1993 to April 1997 and Chief Financial Officer from 1988 to April 1997. Mr. Vandenberghe also served as a director of the Company from 1988 until the Holdings Merger. Mr. Vandenberghe also served as Senior Vice President -- Finance and Secretary of the Company from 1988 to 1993.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of the close of business on March 16, 1998 (except as set forth below), certain information with respect to the beneficial ownership of Common Stock by (i) each director of the Company who owns Common Stock; (ii) the Chief Executive Officer and the four other most highly compensated executive officers of Lear whose compensation exceeded $100,000 in the Company's last completed fiscal year (collectively, the "named executive officers"); (iii) all executive officers and directors as a group; and
(iv) each stockholder who is known to the Company to be the beneficial owner, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of more than five percent of the outstanding Common Stock. Each of the persons listed below has sole voting and investment power with respect to such shares, unless otherwise indicated.

                                                                 NUMBER OF SHARES
                                                                 OF COMMON STOCK      PERCENTAGE OF
                                                                OWNED BENEFICIALLY    COMMON STOCK
                                                                ------------------    -------------
Goldman, Sachs & Co. and The Goldman Sachs Group, L.P.(1)...        3,663,480           5.5%
Kenneth L. Way(2)(3)........................................          413,224(4)         *
Robert E. Rossiter(2)(3)....................................          180,930(5)         *
James H. Vandenberghe(2)(3).................................          175,463(6)         *
Frank J. Preston(3).........................................           24,760(7)         *
Robert W. Shower(2).........................................           15,125(8)         *
Larry W. McCurdy(2).........................................           12,000(8)         *
Terence E. O'Rourke(3)......................................           12,000(9)         *
James A. Stern(2)...........................................            1,400(10)        *
David P. Spalding(2)........................................            1,000            *
Irma B. Elder(2)............................................              600            *
Roy E. Parrott(2)...........................................              126            *
Total Executive Officers and Directors as a group (22
  individuals)..............................................        1,179,451(11)       1.8

-------------------------
  *  Less than 1%

 (1) The Company has been informed by Goldman, Sachs & Co. and The Goldman Sachs Group, L.P. in a joint report on Schedule 13G dated February 17, 1998, that
     (a) The Goldman Sachs Group, L.P. is a Parent Holding Company that has obtained beneficial ownership of the Company's Common Stock through its subsidiary Goldman, Sachs & Co., a registered broker dealer and investment adviser, (b) Goldman, Sachs & Co. and The Goldman Sachs Group, P.L. share investment power over 3,663,480 shares and voting power over 3,462,680 shares, and (c) neither Goldman, Sachs & Co. nor The Goldman Sachs Group, L.P. exercise sole voting or dispositive powers over any of these shares. The address of Goldman, Sachs & Co. and The Goldman Sachs Group, L.P. is 85 Broad Street, New York, New York 10004.

 (2) The individual is a director of the Company.

 (3) The individual is a named executive officer of the Company.

 (4) Includes 227,500 shares of Common Stock issuable under currently exercisable options.

 (5) Includes 77,000 shares of Common Stock issuable under currently exercisable options.

 (6) Includes 103,800 shares of Common Stock issuable under currently exercisable options.

 (7) Consists of 24,760 shares of Common Stock issuable under currently exercisable options.

 (8) Includes 10,000 shares of Common Stock issuable under currently exercisable options.

 (9) Includes 11,000 shares of Common Stock issuable under currently exercisable options.

(10) Includes 400 shares of Common Stock held by Mr. Stern's spouse as custodian for two children under the Uniform Gifts to Minors Act of New York. Mr. Stern disclaims beneficial ownership of these shares.

(11) Includes 722,753 shares of Common Stock issuable under currently exercisable options.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's executive officers and directors and persons who beneficially own more than ten percent of a registered class of the Company's equity securities (collectively, the "reporting persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports. Based on the Company's review of the copies of these reports received by it, and written representations received from reporting persons with respect to the filing of Form 5, the Company believes that all filings required to be made by the reporting persons for the fiscal year ended December 31, 1997 were made on a timely basis with two exceptions. The September 1997 acquisition of indirect ownership of 400 shares of Common Stock for Mr. Stern's minor children in two transactions was inadvertently reported in November 1997 and the grant of options to purchase 12,000 shares of Common Stock to Mr. Harris in May 1997 was inadvertently reported in March 1998.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors has established permanent Audit, Compensation, Nominating and Executive Committees. The membership of each of these committees is determined from time to time by the Board of Directors and, to date, only non-management directors have served on the Audit Committee and the Compensation Committee.

     The Audit Committee, which held three meetings during 1997, consists of Messrs. Shower and McCurdy and Ms. Elder, with Mr. Shower serving as Chairman. The responsibilities of the Audit Committee are: (i) to participate with management of the Company in selecting and recommending to the Board of Directors the independent auditors to be retained to conduct the annual audit of the Company; (ii) to review with management and auditors annually the proposed scope of the independent audit; (iii) to review the non-audit services performed by the independent auditors to ensure that performance of such services does not impair the independence of the auditors; (iv) to review with management the periodic examinations made by regulatory authorities and any replies required in connection with such examinations; (v) to review with management at least annually the role and scope of the work performed by the Company's internal auditors; (vi) to review the periodic summary reports of audits performed by the internal auditors; and (vii) to advise the Board of Directors on any developments which the Audit Committee believes should be considered by the Board of Directors.

     The Compensation Committee, which held two meetings during 1997, currently consists of Messrs. McCurdy and Parrott, with Mr. McCurdy serving as Chairman. Mr. Spalding resigned his position on the Compensation Committee on February 28, 1997 but remains a director of the Company. The Compensation Committee reviews and approves salaries, bonuses and other benefits relating to compensation of the executive officers of the Company and approves awards under the Company's Long-Term Incentive Plan and stock option plans.

     The Nominating Committee, which held one meeting in 1997, consists of Messrs. Stern, Rossiter and Botta, with Mr. Stern serving as Chairman. The Nominating Committee has responsibility and authority to recommend to the Board of Directors: (i) nominees for election to the Board of Directors; (ii) candidates for membership on the various committees of the Board of Directors; and (iii) in the event of a vacancy in the office of Chief Executive Officer of the Company, a successor Chief Executive Officer. The Nominating Committee will consider recommendations for director nominees made by stockholders of the Company. Such recommendations shall be made in writing to the Company's Secretary prior to December 31, 1998, and shall state the name, age, address, principal occupation, background and qualifications of the person recommended.

     The Executive Committee, which held no meetings in 1997, consists of Messrs. Way, Rossiter, Stern and Spalding, with Mr. Stern serving as Chairman. The Executive Committee, during intervals of the meetings of the Board of Directors, may exercise certain powers of the Board of Directors in the general supervision and control of the business and affairs of the Company. The matters acted on by the Executive Committee are typically of a routine nature. Thus, the Executive Committee meets infrequently.

     The Company's Board of Directors met five times during 1997. Each director participated in at least 75% of the total number of meetings of the Board of Directors and the committees on which he or she serves.

COMPENSATION OF DIRECTORS

     During 1997, directors who were not employees of the Company ("Outside Directors") received a per annum fee (the "Annual Retainer") paid in four equal quarterly payments. From January 1, 1997 until June 30, 1997, the Annual Retainer paid to Outside Directors was $20,000 payable in cash. Effective as of July 1, 1997, the Annual Retainer was increased to $24,000. Each Outside Director who chaired a committee of the Board of Directors received a $2,000 fee for such service. In addition, Outside Directors received a fee of $1,000 for each meeting of the Board of Directors that they attended and for each committee meeting they attended which was not held on the same day as a meeting of the Board of Directors. Such directors were also reimbursed for their expenses incurred in attending meetings. Effective as of July 1, 1997, one-half of the Annual Retainer is payable in shares of Common Stock and the remaining one-half, at the election of each Outside Director, in either cash or shares of Common Stock.

     An Outside Director may elect to defer receipt of all or part of his or her Annual Retainer. At the Outside Director's election, amounts deferred will be
(a) credited with interest at an annual rate equal to the prime rate plus one percent, or (b) accounted for as if invested in shares of Common Stock. Amounts deferred are paid to the Outside Director as of the earlier of (i) the date elected by such director, (ii) the date the director ceases to be a director, or
(iii) the date a change of control occurs. The Company has implemented stock ownership guidelines for Outside Directors, pursuant to which Outside Directors are required, within five years, to have stock ownership levels equal to three times the Annual Retainer. Outside Directors who have not made substantial progress (as determined by the Board of Directors) towards this goal after two years will have all of their Annual Retainer delivered in shares of Common Stock.

     In addition, each Outside Director received an option to purchase 1,250 shares of Common Stock at a price equal to the fair market value of the Common Stock on the date of grant. In 1997, option grants to Outside Directors were made on May 25 at an exercise price of $37.00. The options granted to Outside Directors expire in ten years and generally vest in three years regardless of an Outside Director's continued service. Outside Directors will be eligible to receive option grants in the future as partial compensation for their services. Directors who are also employees of the Company receive no additional compensation for their services as a director except reimbursement of expenses incurred in attending meetings of the Board of Directors or meetings of committees of the Board of Directors.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth annual and long-term compensation for the named executive officers in the fiscal year ended December 31, 1997, as well as certain other compensation information for the named executive officers during the fiscal periods indicated.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM COMPENSATION
                                                                          ----------------------------------------
                                            ANNUAL COMPENSATION                            AWARDS
                                      --------------------------------    ----------------------------------------    ALL OTHER
              NAME AND                                        BONUS(1)    RESTRICTED STOCK   SECURITIES UNDERLYING   COMPENSATION
        PRINCIPAL POSITIONS           PERIOD   SALARY($)        ($)         AWARDS(2)($)        OPTIONS/SARS(#)          ($)
        -------------------           ------   ---------      --------    ----------------   ---------------------   ------------
Kenneth L. Way......................   1997    $783,750       $669,708(5)     $209,309              23,000             $113,826(6)
  Chairman of the Board and            1996     750,000        615,000(5)      192,192              23,000               32,400(6)
  Chief Executive Officer              1995     585,000        900,000(5)           --                  --               24,642(6)

Robert E. Rossiter..................   1997    $554,250       $475,114(5)     $148,480              20,000             $158,762(7)
  President, Chief Operating Officer   1996     525,000        378,000(5)      118,131              16,000               14,531(7)
    -- International Operations and    1995     420,000        625,000(5)           --                  --               14,080(7)
    Director

James H. Vandenberghe...............   1997    $437,500       $308,003(5)     $207,287              18,000             $ 54,166(8)
  President, Chief Operating Officer   1996     400,000        256,000(5)       79,989              14,000               12,490(8)
    -- North American Operations and   1995     304,000        450,000(5)           --                  --               12,851(8)
    Director

Terrence E. O'Rourke................   1997    $275,000       $169,453(5)     $ 74,985              12,000             $ 25,524(9)
  Senior Vice President -- Ford        1996     249,996        186,875(5)       49,998              11,000                6,449(9)
  and Chrysler Divisions               1995     175,000        150,000(5)           --                  --                5,886(9)

Frank J. Preston....................   1997    $247,500(3)    $160,617(5)     $120,414              12,000             $ 12,003(10)
  Senior Vice President -- Interior    1996    $137,500(4)     115,500(5)       61,893                  --                1,910(10)
  Systems Group                        1995          --             --              --                  --                   --

-------------------------
 (1) Because the Management Stock Purchase Program, as part of the Long-Term Stock Incentive Plan, was subject to stockholder approval in 1997, bonuses earned in 1996 were reported in a gross amount in the 1997 Proxy Statement even though named executive officers had made deferral elections pursuant to the Management Stock Purchase Program. Because stockholders approved the Management Stock Purchase Program in 1997, bonuses earned in 1996 are now reported net of the deferred amount. Bonuses earned in 1997 are reported net of deferred amount. For a description of the gross bonuses earned in 1997 by each named executive officer, see "Compensation Committee Report -- Annual Incentives."

 (2) Pursuant to elections made under the Management Stock Purchase Plan relating to compensation earned in the year ending December 31, 1997, Messrs. Way, Rossiter, Vandenberghe, O'Rourke and Preston received restricted stock units of 3,933, 2,790, 3,895, 1,409 and 2,498, respectively. Under the Management Stock Purchase Program, Mr. Way currently holds 8,860 restricted stock units outstanding with an aggregate value of $420,850, Mr. Rossiter currently holds 5,819 restricted stock units outstanding with an aggregate value of $276,403, Mr. Vandenberghe currently holds 5,947 restricted stock units outstanding with an aggregate value of $282,483, Mr. O'Rourke currently holds 2,691 restricted stock units outstanding with an aggregate value of $127,823 and Mr. Preston currently holds 4,085 restricted stock units outstanding with an aggregate value of $194,038. The value of restricted stock units is based on a closing price of Common Stock of $47.50 on December 31, 1997, as reported by the New York Stock Exchange. If the Company pays any dividends on its common stock, dividend equivalents will accrue on restricted stock units. For a description of the Management Stock Purchase Program and the determination of awards, see "Compensation Committee Report -- Long-Term Incentives."

 (3) Amount shown is net of an election to defer 10% of salary pursuant to the Management Stock Purchase Plan. The deferred amount is reflected in the Restricted Stock Awards column.

 (4) Represents Mr. Preston's base salary from July 1996, when Mr. Preston began his employment with the Company, through December 31, 1996.

 (5) Pursuant to the Company's Senior Executive Incentive Compensation Plan, the Company awards annual bonuses to its executive officers based on the attainment of specified financial objectives. All bonuses were earned pursuant to the Senior Executive Incentive Compensation Plan, except that Messrs. Way, Rossiter and Vandenberghe received additional bonuses for 1995 of $150,000, $100,000 and $50,000, respectively. Such additional bonuses were based on criteria similar to that considered under the Senior Executive Incentive Compensation Plan. For a description of the Senior Executive Incentive Compensation Plan and the criteria used for the determination of awards, see "Compensation Committee Report -- Annual Incentives."

 (6) Represents: matching contributions under the Executive Supplemental Savings Plan of $69,625 for 1997; 401(k) plan matching contributions of $8,000 for 1997 and $1,150 for each of 1996 and 1995; life insurance premiums paid by the Company of $24,175, $24,175 and $14,215 in 1997, 1996 and 1995,
     respectively; and payments of $12,026, $7,075 and $9,277 for expenses related to financial planning in 1997, 1996 and 1995, respectively.

 (7) Represents: matching contributions under the Executive Supplemental Savings Plan of $43,338 for 1997; 401(k) plan matching contributions of $8,000 for 1997 and $1,150 for each of 1996 and 1995; life insurance premiums paid by the Company of $6,303, $6,306 and $3,653 in 1997, 1996 and 1995,
     respectively; payments of $12,026, $7,075 and $9,277 for expenses related to financial planning in 1997, 1996 and 1995, respectively; and $89,095 in expenses incurred in connection with Mr. Rossiter's acceptance of an overseas assignment and assumed by the Company.

 (8) Represents: matching contributions under the Executive Supplemental Savings Plan of $29,875 for 1997; 401(k) plan matching contributions of $8,000 for 1997 and $1,150 for each of 1996 and 1995; life insurance premiums paid by the Company of $4,265, $4,265 and $2,424 in 1997, 1996 and 1995,
     respectively; and payments of $12,026, $7,075 and $9,277 for expenses related to financial planning in 1997, 1996 and 1995, respectively.

 (9) Represents: matching contributions under the Executive Supplemental Savings Plan of $8,547 for 1997; 401(k) plan matching contributions of $4,000 for 1997 and $1,150 for 1996; life insurance premiums paid by the Company of $1,950, $1,174 and $1,761 in 1997, 1996 and 1995, respectively; and
     payments of $11,027, $4,125 and $4,125 for expenses related to financial planning in 1997, 1996 and 1995, respectively.

(10) Represents: matching contributions under the Executive Supplemental Savings Plan of $2,703 for 1997; 401(k) plan matching contributions of $3,759 and $1,475 for 1997 and 1996, respectively; life insurance premiums paid by the Company of $1,681 and $435 for 1997 and 1996, respectively; and a payment of $4,376 for expenses related to financial planning in 1997.

OPTION GRANTS AND EXERCISES AND LONG-TERM INCENTIVE AWARDS IN LAST FISCAL YEAR

     The following table provides information, with respect to the named executive officers of the Company, concerning the grant of options during the fiscal year ended December 31, 1997, and the potential value of unexercised options on an aggregated basis.

                     OPTION GRANTS IN THE LAST FISCAL YEAR

                                                                                          POTENTIAL REALIZABLE VALUE
                                 NUMBER OF                                                 AT ASSUMED ANNUAL RATES
                                 SECURITIES     % OF TOTAL                                      OF STOCK PRICE
                                 UNDERLYING      OPTIONS                                         APPRECIATION
                                  OPTIONS       GRANTED TO     EXERCISE                        FOR OPTION TERM
                                  GRANTED      EMPLOYEES IN      PRICE      EXPIRATION    --------------------------
            NAME                   (#)(1)      FISCAL YEAR     ($/SHARE)       DATE         5%($)          10%($)
            ----                 ----------    ------------    ---------    ----------      -----          ------
Kenneth L. Way...............      23,000          4.2%         $37.25       5/5/2007      $538,805      $1,365,439
Robert E. Rossiter...........      20,000          3.7          $37.25       5/5/2007       468,526       1,187,338
James H. Vandenberghe........      18,000          3.3          $37.25       5/5/2007       421,674       1,068,604
Terrence E. O'Rourke.........      12,000          2.2          $37.25       5/5/2007       281,116         712,403
Frank J. Preston.............      12,000          2.2          $37.25       5/5/2007       281,116         712,403

-------------------------
(1) For a discussion of the terms of the options granted, see "Executive Compensation -- 1996 Stock Option Plan" below.

     The following table provides information, with respect to the named executive officers, concerning the exercise of stock options during the fiscal year ended December 31, 1997, and unexercised stock options held as of December 31, 1997.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                NUMBER OF UNEXERCISED        VALUE OF UNEXERCISED
                                                                     OPTIONS AT              IN-THE-MONEY OPTIONS
                             SHARES ACQUIRED      VALUE           DECEMBER 31, 1997         AT DECEMBER 31, 1997(1)
                               ON EXERCISE       REALIZED     -------------------------    -------------------------
          NAME                     (#)             ($)        EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
          ----               ---------------     --------     -------------------------    -------------------------
Kenneth L. Way...........        138,025        $6,171,098         227,500/46,000             $9,185,750/569,250
Robert E. Rossiter.......        135,241         5,803,620          77,000/36,000              2,939,000/437,000
James H. Vandenberghe....         49,088         2,194,724         103,800/32,000              4,222,500/387,500
Terence E. O'Rourke......             --                --          11,000/23,000                306,625/282,500
Frank J. Preston.........         33,072           748,117          24,760/49,143                543,977/939,032

-------------------------
(1) Based on a closing price of $47.50 per share on December 31, 1997 as reported by the New York Stock Exchange.

     The following table provides information, with respect to the named executive officers, concerning the grants of performance share awards under the Long-Term Incentive Plan.

    LONG-TERM INCENTIVE PLAN -- PERFORMANCE SHARE AWARDS IN LAST FISCAL YEAR

                                                                ESTIMATED FUTURE PAYOUTS UNDER NON-STOCK
                                           PERFORMANCE OR                 PRICE-BASED PLANS(1)
                                         OTHER PERIOD UNTIL     -----------------------------------------
                                            MATURATION OR        THRESHOLD       TARGET         MAXIMUM
                NAME                           PAYOUT               (#)            (#)            (#)
                ----                     -------------------    -----------    -----------    -----------
Kenneth L. Way.......................      1/1/97-12/31/99      1,399/1,399    2,799/2,798    4,197/4,197
Robert E. Rossiter...................      1/1/97-12/31/99         980/ 980    1,959/1,959    2,938/2,938
James H. Vandenberghe................      1/1/97-12/31/99         746/ 746    1,493/1,492    2,238/2,238
Terrence E. O'Rourke.................      1/1/97-12/31/99         513/ 513    1,026/1,026    1,539/1,539
Frank J. Preston.....................      1/1/97-12/31/99         513/ 513    1,026/1,026    1,539/1,539

-------------------------
(1) Represents performance share awards under the Company's Long-Term Stock Incentive Plan. See "Executive Compensation -- Long-Term Stock Incentive Plan." The first number represents the number of shares under the performance share awards that a named executive officer may receive based upon the cumulative net income performance criteria and the second number represents the number of shares under the performance share award that a named executive officer may receive based upon the relative return to shareholders performance criteria.

PENSION PLAN AND BENEFITS

Qualified Pension Plan

     The named executive officers (as well as other employees of Lear) participate in the Lear Corporation Pension Plan (the "Pension Plan"). The Pension Plan is a qualified pension plan under the Internal Revenue Code of 1986, as amended (the "Code"), which is integrated with Social Security benefits. Any active employee of Lear who was a participant in the Lear Siegler Diversified Holding Corp. Pension Plan on September 29, 1988, is eligible to participate, and each other eligible employee becomes a participant on the July 1st or January 1st following completion of one year of service. The benefits are funded by employer contributions that are determined under accepted actuarial principles and applicable United States federal tax laws.

     The Pension Plan contains seven sets of benefit provisions: the Lear provisions, the Fabricated Products Operations ("FPO") provisions, the Progress Pattern provisions, the FAVESA provisions, the Automotive Industries ("AI") provisions, the Fairhaven Industries provision and the ITT Automotive provisions. The Lear provisions are the principal provisions of the Pension Plan (see below). The FPO and Progress Pattern provisions are grandfathering provisions carried forward from the Lear Siegler Diversified Holdings Corp. Pension Plan, and apply to those participants who were covered by such provisions of that plan. The FAVESA provisions are grandfathering provisions carried forward from the Ford General Retirement Plan, and apply to those participants who were covered by such provisions when Lear purchased from Ford Motor Company its North American seat cover and seat systems business. The AI provisions are grandfathering provisions carried forward from the Automotive Industries, Inc. Salaried Defined Benefit Plan, and apply to those participants who were covered by such provisions when Lear purchased AI. All named executive officers are covered by either the Lear or FPO provisions.

     Under the Lear provisions, pension benefits are based on a participant's "final average earnings," which is the average of the participant's compensation for the highest five consecutive calendar year earnings of the last 15 years of employment. Compensation includes (a) all cash compensation reported for federal income tax purposes other than long term incentive bonuses and (b) any elective contributions that are not includable in gross income under Code Sections 125 or 401(k). The annual retirement benefit (payable as a life annuity at age 65) is equal to the greater of:

        a. the sum of 1.10% times final average earnings times years of credited service before 1997 (to a maximum of 30 years) plus 1.00% times final average earnings times years of credited service after 1996 (with a maximum of 30 years reduced by years of credited service before 1997) plus 0.65% times final average earnings in excess of covered compensation (as defined in I.R.S. Notice 89-70) times years of credited service after 1996 (with a maximum of 30 years); or

        b. $360.00 times years of credited service.

     The amendment to the Pension Plan included grandfathering provisions retaining the 1.10% formula for five years. These grandfathering provisions apply to any active employee of the Company on January 1, 1997 who was age 50 or above. Such a participant will earn benefits under the new formula (as described above) for years of credited service after 2001.

     Participants who are former FPO employees (as of December 31, 1985), or are former employees of Progress Pattern Corporation (as of November 30, 1984), are eligible to have their pension determined through the application of a floor provision, which guarantees a minimum pension benefit. Pension benefits will be calculated in two ways, using first the Lear formula, and then using the floor provision. If the floor provides a greater benefit, then the participants will receive benefits under the floor provision.

     The floor provision benefit (payable as a life annuity at age 65) will be:

        a. 0.8% times final average earnings times years of credited service, plus

        b. 0.65% times final average earnings in excess of $10,000 times years of credited service (to a maximum of 35 years).

     Participants who were employed at the Masland division became eligible under the Pension Plan on April 1, 1997. Such participants received years of service but not years of credited service for their service with Masland before April 1, 1997.

     The benefits under the Pension Plan become vested if (a) a participant was fully vested in the Lear Siegler Diversified Holdings Corp. Pension Plan, (b) a participant has at least five years of combined vesting service under the Lear Siegler Diversified Holdings Corp. Pension Plan, and the Pension Plan, or (c) a participant completes five or more years of service.

Pension Equalization Plan

     In addition to the Pension Plan, Lear established the Lear Corporation Pension Equalization Plan (the "Pension Equalization Plan"). Lear's Pension Plan is subject to rules in the Code that restrict the level of retirement income that can be provided to, and the amount of compensation that can be considered for, highly paid executives under the Pension Plan. The purpose of the Pension Equalization Plan is to supplement the benefits under the Pension Plan of selected highly paid executives in order to provide them with a relative level of retirement income comparable to that of other employees. The benefits under the Pension Equalization Plan are equal to the difference between the executive's actual vested accrued pension benefit under the Pension Plan and the benefit under the Pension Plan the executive would have accrued under the Lear provisions if the Code limits on the amount of compensation that can be considered and the total amount of benefits that can be provided under qualified pension plans were disregarded. Highly compensated executives selected by the Compensation Committee and other executives whose compensation exceeds the Code limits for at least three years are eligible to participate in the Pension Equalization Plan. Each of Messrs. Way, Rossiter, Vandenberghe, O'Rourke and Preston participates in the Pension Equalization Plan.

     Mr. Preston's employment agreement provides for additional years of credited service for purposes of calculating his pension benefits.

     The following table indicates estimated total annual benefits payable as a single life annuity beginning at age 65 for various compensation levels and years of service under the Pension Plan and the Pension Equalization Plan. Generally, annual compensation used for pension formula purposes includes salary, annual bonus and 80% of the Restricted Stock Awards reported in the Summary Compensation Table.

                                 PENSION TABLE

                                                                                  YEARS OF SERVICE
                                                COVERED       --------------------------------------------------------
ANNUAL COMPENSATION                          COMPENSATION*      10          15          20          25          30
-------------------                          -------------      --          --          --          --          --
  $500,000            ...................       $43,488       $83,673    $126,010    $168,347    $210,683     $253,020
   600,000            ...................        43,488       100,973     152,060     203,147     254,233      305,320
   700,000            ...................        43,488       118,273     178,110     237,947     297,783      357,620
   800,000            ...................        43,488       135,573     204,160     272,747     341,333      409,920
   900,000            ...................        43,488       152,873     230,210     307,547     384,883      462,220
 1,000,000            ...................        43,488       170,173     256,260     342,347     428,433      514,520
 1,200,000            ...................        43,488       204,733     308,360     411,947     515,533      619,120
 1,400,000            ...................        43,488       239,373     360,460     481,547     602,633      723,720
 1,600,000            ...................        43,488       273,973     412,560     551,147     689,733      828,320
 1,800,000            ...................        43,488       308,573     464,660     620,747     776,833      932,920
 2,000,000            ...................        43,488       343,173     516,760     690,347     863,933    1,037,520
 2,200,000            ...................        43,488       377,773     568,860     759,947     951,033    1,142,120

-------------------------
* Indicates the covered compensation for Mr. Way who has the lowest covered compensation of all the named executive officers. The covered compensation for the other named executive officers will be a higher amount and their number of years at the 1.10% formula will be less than Mr. Way, resulting in a slightly lower payout amount for comparable compensation levels and years of service. Such differences are not expected to be material.

     The plans grant credit for all years of pension service with Lear Siegler Diversified Holdings Corp. and with Lear, and offset the retirement benefit payable by the Lear Siegler Diversified Holdings Corp. Pension Plan against the benefit payable by the plans. At age 65, it is estimated that under the plans Messrs. Way, Rossiter and Vandenberghe will have 30 years of service, Mr. O'Rourke will have 17 years of service and Mr. Preston will have 27 years of service.

RETIREMENT SAVINGS PLAN

     Lear has established a plan pursuant to Section 401(k) of the Code (the "Retirement Savings Plan") for non-union salaried employees who have completed one month of service. Under the Retirement Savings Plan, each eligible employee may elect to defer, on a pre-tax basis, a portion of his or her salary each year. The portion deferred will be paid by the Company to the trustee of the Retirement Savings Plan. Under the Retirement Savings Plan, the Company makes a matching contribution which is invested in shares of Common Stock. The Company match percentage for each participant varies from 50% to 100%, depending on the number of years of service with the Company. Matching contributions become vested under the Retirement Savings Plan at a rate of 20% for each full year of service. For the year ended December 31, 1997, the matching contribution for each named executive officer was: Mr. Way, $8,000; Mr. Rossiter, $8,000; Mr. Vandenberghe, $8,000; Mr. O'Rourke, $4,000; and Mr. Preston, $3,759.

1988 STOCK OPTION PLAN

     Under stock options agreements, each dated September 29, 1988, as amended (collectively, the "1988 Stock Option Plan"), the Company had outstanding, as of March 1, 1998, options to purchase 74,447 shares of Common Stock, which are held by certain current or former management personnel. All of these outstanding options are fully vested and are exercisable at $1.29 per share. No additional options may be granted under the 1988 Stock Option Plan.

1992 STOCK OPTION PLAN

     The Company has adopted the 1992 Stock Option Plan, as amended (the "1992 Stock Option Plan"), which is administered by the Compensation Committee. Under the 1992 Stock Option Plan, as of March 1, 1998, the Company had outstanding options to purchase 755,615 shares of Common Stock, all of which are held by certain current or former management personnel. All of these outstanding options are fully vested and are exercisable at $5 per share. No additional options may be granted under the 1992 Stock Option Plan.

1994 STOCK OPTION PLAN

     The Company has adopted the 1994 Stock Option Plan, as amended (the "1994 Stock Option Plan"), which is administered by the Compensation Committee. Under the 1994 Stock Option Plan, as of March 1, 1998, the Company had outstanding options to purchase 426,450 shares of Common Stock. The exercise price of these options ranges from $15.50 per share to $42.75 per share. Options granted under the 1994 Stock Option Plan vest and become exercisable at various times, the earliest of which is April 6, 1997.

1996 STOCK OPTION PLAN

     The Company has adopted the 1996 Stock Option Plan, as amended (the "1996 Stock Option Plan") which is administered by the Compensation Committee. Under the 1996 Stock Option Plan, as of March 1, 1998, the Company had outstanding options to purchase 993,250 shares of Common Stock. The exercise prices of these options range from $33.00 per share to $37.25 per share. Outstanding options that were granted under the 1996 Stock Option Plan vest and become exercisable in either May 1999 or May 2000.

LONG-TERM STOCK INCENTIVE PLAN

     The Company has adopted the Long-Term Stock Incentive Plan (the "Long-Term Incentive Plan"). The Long-Term Incentive Plan permits the grant of nonqualified stock options, incentive stock options, stock appreciation rights (SARs), restricted stock, restricted units, performance shares and performance units to officers and other key employees of the Company and its subsidiaries who are selected by the Compensation Committee to participate in the Long-Term Incentive Plan. The Long-Term Incentive Plan also permits the grant of nonqualified stock options to nonemployee directors who are selected to receive such a grant.

     The Long-Term Incentive Plan is administered by the Compensation Committee. Subject to the terms of the Long-Term Incentive Plan, the Compensation Committee will select employees to participate in the Long-Term Incentive Plan, determine the sizes and types of awards, determine the terms and conditions of awards in a manner consistent with the Long-Term Incentive Plan, construe and interpret the Long-Term Incentive Plan and any agreement or instrument entered into under the Long-Term Incentive Plan, and amend the terms and conditions of any outstanding award to the extent such terms and conditions are within the discretion of the Compensation Committee as provided in the Long-Term Incentive Plan. However, the Long-Term Incentive Plan contains an express provision which prevents the Compensation Committee from lowering the exercise price of any outstanding option or from accepting the surrender of outstanding options and granting new options in substitution therefore without the approval of the holders of a majority of the outstanding voting stock of the Company.

     Under the Long-Term Incentive Plan, up to 2,200,000 shares of Common Stock may be issued or transferred to participants under the Long-Term Incentive Plan. No more than 700,000 shares of Common Stock, however, will be issued or delivered to participants under awards of restricted units and performance shares. The maximum aggregate number of shares of Common Stock and common stock equivalent units that may be granted during any fiscal year of the Company to any one participant under the Long-Term Incentive Plan, regardless of the type of awards, will be 50,000 shares of Common Stock. This limit will apply regardless of whether such compensation is paid in shares of Common Stock or in cash.

     In 1997, each selected participant received performance share awards pursuant to the Long-Term Incentive Plan using a pre-established awards formula based upon (i) cumulative net income over the three year period beginning January 1, 1997 and ending December 31, 1999 (the "Performance Period") and (ii) return to Company's shareholders over the Performance Period as compared to its peer group of representative independent automotive suppliers. For a participant to receive Common Stock under the Plan for performance share awards based on the cumulative net income performance criteria, cumulative net income over the Performance Period must exceed the minimum level established by the Compensation Committee. Participants will receive additional shares of Common Stock to the extent cumulative net income exceeds the minimum level, up to the maximum target performance level. For a participant to receive Common Stock under the Plan for performance share awards based on the relative return to shareholders performance criteria, the relative return to shareholders must exceed the minimum level established by the Compensation Committee. Participants will receive additional shares of Common Stock to the extent that relative return to shareholders exceeds the minimum level, up to the maximum target performance level.

     In 1997, each selected executive officer was permitted to elect to defer a portion of his or her base salary during 1998 and annual incentive bonuses based on the executive officer's performance in 1997 and awarded during the first quarter of 1998 under the Senior Executive Incentive Plan. This feature of the Long-Term Incentive Plan is known as the Management Stock Purchase Program. In consideration for the deferral of their salary and/or incentive bonus, an officer who elects such deferral ("Deferral Participant") receives an amount of restricted stock units under the Long Term Incentive Plan equal to the amount deferred increased by 25% of such amount and divided by the fair market value of the shares of Common Stock on the date the annual incentive bonuses are paid. Generally, after March 31, 2001, a Deferral Participant is entitled to receive a number of shares of Common Stock equal to the number of restricted stock units held by such Deferral Participant and a cash payment equal to the amount of dividends, if any, that would have been paid to such Deferral Participant if such Deferral Participant held shares of Common Stock rather than restricted stock units.

     Under the Long-Term Incentive Plan, as of March 16, 1998, the Company had outstanding performance share awards convertible into a maximum of 99,287 shares of Common Stock and outstanding restricted stock units convertible into 35,004 shares of Common Stock. No stock options, SARs or shares of restricted stock have been awarded under the Long-Term Incentive Plan.

EMPLOYMENT AND OTHER AGREEMENTS

     Lear has entered into employment agreements with each of the named executive officers listed in the Summary Compensation Table. Each of Messrs. Way, Rossiter and Vandenberghe has entered into a four-year employment agreement dated March 20, 1995. Mr. Preston has entered into a four-year employment agreement dated May 19, 1996. Each four-year employment agreement is renewable for one additional year on the second anniversary of the agreement and each anniversary thereafter. Mr. O'Rourke has entered into a two-year employment agreement dated as of March 20, 1995 which was renewed for one additional year on the first anniversary of the agreement and may be renewed on each anniversary thereafter. The employment agreements of Messrs. Way, Rossiter, Vandenberghe, O'Rourke and Preston provide for an annual base salary which, as of March 16, 1998, is $795,000, $564,000, $450,000, $300,000 and $300,000 respectively, and may be increased at the discretion of the Compensation Committee. Mr. Preston elected to defer 10% of his 1997 salary pursuant to an election made under the Management Stock Purchase Plan. In addition, under the terms of their respective employment agreements, each of Messrs. Way, Rossiter, Vandenberghe, O'Rourke and Preston are eligible for an annual incentive compensation bonus at the discretion of the Compensation Committee.

     Each employment agreement provides that: (i) upon the death of the employee, Lear will pay to his estate or designated beneficiary his full base salary for an additional 12 months; (ii) upon termination for disability, the employee will receive all compensation payable under Lear's disability and medical plans and programs plus an additional payment from Lear so that the aggregate amount of salary continuation from all sources equals his base salary through the remaining term of the agreement; and (iii) upon termination by the employee for good reason or by the Company without cause, the employee will receive his full base salary, a bonus each year which equals the average of the bonuses paid the employee the prior two fiscal years and continued participation in compensation and benefit plans until the end of the term of the agreement. If the employment agreement is terminated for cause (as defined in such employment agreement), the employee is only entitled to receive unpaid salary and benefits, if any, accrued through the effective date of the employee's termination.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     No member of the Compensation Committee was, during the fiscal year ended December 31, 1997, an officer, former officer or employee of the Company or any of its subsidiaries. No executive officer of the Company served as a member of
(i) the compensation committee of another entity in which one of the executive officers of such entity served on the Compensation Committee; (ii) the Board of Directors of another entity, one of whose executive officers served on the Compensation Committee; or (iii) the compensation committee of another entity in which one of the executive officers of such entity served as a member of the Company's Board of Directors.

                         COMPENSATION COMMITTEE REPORT

     NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS OR FUTURE FILINGS UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 THAT MIGHT INCORPORATE THIS PROXY STATEMENT OR FUTURE FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, IN WHOLE OR IN PART, THE FOLLOWING REPORT AND THE PERFORMANCE GRAPH WHICH FOLLOWS SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

INTRODUCTION

     The Company's compensation policies are determined and executive officer compensation decisions are made by the Compensation Committee. In 1997, Messrs. McCurdy and Spalding initially served on the Compensation Committee. Mr. Spalding resigned from the Compensation Committee on February 28, 1997 and was replaced by Mr. Parrott. The Compensation Committee is currently composed of two non-employee directors: Messrs. McCurdy and Parrott.

     During the fiscal year ended December 31, 1997, the Compensation Committee authorized the remuneration plans for senior management. In addition, the Compensation Committee exercised administrative power with respect to the Company's compensation plans. The Board of Directors has not rejected or modified any action taken by the Compensation Committee.

EXECUTIVE COMPENSATION POLICY

     The Compensation Committee determines the salaries and other entitlements of the executive officers of the Company and designs all of the Company's compensation programs and policies. The objectives of the Company's compensation policies are to optimize the profitability and growth of the Company, to link the interests of the Company's management with those of the Company's stockholders, to provide the Company's management with incentive for excellence in individual performance, to promote teamwork among the Company's managers and to give the Company an advantage in attracting and retaining officers, key employees and directors. The Compensation Committee targets total remuneration (i.e., base salary, annual incentives and long-term incentives) of its senior executives at the 75th percentile of the Company's peer group in return for comparable performance. A discussion of each component of executive compensation follows.

BASE SALARY

     Base salaries for the Company's executive officers are established at levels considered appropriate in light of the duties and scope of responsibilities of each officer's position. In this regard, the Compensation Committee considers the compensation practices and corporate financial performance of similarly situated companies based on research provided by independent consultants. The Compensation Committee focuses primarily on total compensation, including incentive awards, rather than base salary alone as the appropriate measure of executive officer remuneration.

     The base salaries of Messrs. Way, Rossiter and Vandenberghe were established pursuant to employment agreements entered into in 1995. Under those employment agreements, as of March 16, 1998, Mr. Way's base salary is $795,000, Mr. Rossiter's base salary is $564,000, Mr. Vandenberghe's base salary is $450,000, Mr. O'Rourke's base salary is $300,000 and Mr. Preston's base salary is $300,000.

ANNUAL INCENTIVES

     The Company's executive officers participate in the Company's Senior Executive Incentive Compensation Plan (the "Senior Executive Incentive Plan"). Pursuant to this plan, the Company makes annual incentive awards designed to reward past financial performance and the achievement of goals considered important to the Company's future. Awards are made in February or March of each year based on the performance achieved in the previous year.

     The Senior Executive Incentive Plan provides for the assignment of target annual awards expressed as a percentage of a participant's annual salary, and the actual award, unless modified by the Compensation Committee, varies from the target award opportunity based on attainment of financial objectives. The Annual Incentive for each of Messrs. Way, Rossiter and Vandenberghe is based upon the Company's earnings per share. 50% of the target awarded is based upon the achievement of a target earnings per share. The other 50% of the target award is based upon the achievement of a target growth in earnings per share over the prior year. With respect to Messrs. O'Rourke and Preston, 50% of the Annual Incentive is based on achievement of a targeted level of operating income for that person's division based on an approved operating budget. Of the remaining 50% of the Annual Incentive bonus, 25% is based upon the achievement of a target earnings per share and 25% is based upon the achievement of a target growth in earnings per share. For the year ended December 31, 1997, Messrs. Way, Rossiter, Vandenberghe, O'Rourke and Preston earned annual bonuses in the amount of $837,135, $593,892, $473,850, $229,453 and $229,453, respectively. Each of
Messrs. Way, Rossiter, Vandenberghe, O'Rourke and Preston elected to defer 20%, 20%, 35%, 26.15% and 30%, respectively, of his 1997 annual cash bonus pursuant to elections made under the Management Stock Purchase Program.

     In November 1997, the Compensation Committee awarded restricted property valued at $1,500,000 to Mr. Rossiter. The restrictions on this property lapses based upon the achievement of financial objectives specified under the Company's Senior Executive Incentive Plan for the years ended December 31, 1997, December 31, 1998 and December 31, 1999. See "Compensation Committee Report -- Annual Incentives." In February 1998, the restrictions on $593,892 of the property lapsed due to the attainment of the specified financial objectives under the Senior Executive Incentive Plan. The restrictions on additional property may lapse based upon the Company's achievement of the targeted goals for the year ended December 31, 1998 and December 31, 1999. Any property that remains subject to restrictions on January 1, 2001 shall be forfeited by Mr. Rossiter.

LONG-TERM INCENTIVES

     The long-term incentive component of the Company's executive compensation program is designed to provide selected senior officers with substantial at-risk components and to align the interests of such senior officers with those of its stockholders. To achieve these goals, the Compensation Committee has implemented stock ownership guidelines for its senior officers, granted stock options and performance share awards to selected senior officers and permitted its officers to defer a portion of their base salary and annual incentive bonus in restricted stock units in lieu of cash.

Management Stock Ownership Requirements

     The Compensation Committee also believes that it is important that the Company's executive and corporate officers have an important stake in the future of the Company. Accordingly, as of March 1, 1998, the Compensation Committee has implemented stock ownership requirements for 20 senior officers. Stock ownership levels to be achieved within five years range from one to five times base salary. Shares of common stock owned and restricted stock units are counted in satisfying these requirements. Unexercised stock options are not counted in satisfying these requirements. Management personnel who have not made substantial progress towards these goals after three years will have up to 50% of their annual incentives delivered in restricted stock units pursuant to the Management Stock Purchase Program described below.

Stock Options

     Stock options granted under the Corporation's stock option plans, which historically vest in three years from the date of grant, provide incentive for officers by giving them a strong economic interest in remaining with the Company and maximizing price appreciation of the Company's Common Stock. In May 1997, each of the named executive officer received stock options pursuant to the 1996 Stock Option Plan. These options generally vest and become exercisable in May 2000 and have an exercise price of $37.25 per share.

Performance Share Awards

     Performance share awards ensure that selected senior officers have a significant component of their compensation contingent upon the achievement of specified financial performance goals over a three-year period. The performance measures used to determine the level of payout under the performance share awards may be chosen from one or more of the following: total stockholder return (absolute or peer-group comparative); stock price (absolute or peer-group comparative); cumulative net income (absolute or competitive growth rate comparative); return on equity; return on capital; cash flow, including operating cash flow, free cash flow, discounted cash flow return on investment and cash flow in excess of capital; economic value added (income in excess of capital costs); and market share. In 1997, the Compensation Committee granted performance share awards under the Long-Term Incentive Plan with target performance shares equal to 25% of the senior officer's base salary on January 1, 1998. The 1997 performance criteria for such performance share awards are the Company's cumulative net income over a three-year period and the relative return to stockholders compared to the Company's peer group of representative independent automotive suppliers at the end of a three-year period. For a senior officer to receive shares of Common Stock under the performance shares, cumulative net income and/or relative return to stockholders must equal or exceed the threshold goals. Additional shares of Common Stock under the performance share awards may be earned if the Company has achieved the target or maximum goals for cumulative net income and relative return to stockholders as of the end of the performance period.

Management Stock Purchase Program

     In furtherance of its goal of aligning the interests of officers with those of its stockholders, the Compensation Committee has permitted 20 senior officers to participate in the Management Stock Purchase Program. The program is part of the Long-Term Incentive Plan. Under this program, a selected officer can elect to defer, a portion of his or her base salary for the year and annual incentive bonuses based upon the officer's performance for the prior year and awarded during the first quarter for the year under the Senior Executive Incentive Plan or the Management Incentive Plan. In consideration for the deferral of their salary and/or incentive bonus, Deferral Participants will receive an amount of restricted stock units under the Long-Term Incentive Plan equal to the amount deferred increased by 25% of such amount divided by the fair market value of the shares of Common Stock on the date the annual incentive bonuses are paid. Generally, a Deferral Participant must hold restricted stock units and remain employed by the Company for at least three years, at which time such Deferral Participant shall be entitled to receive a number of shares of Common Stock equal to the number of restricted stock units held and a cash payment equal to the amount of dividends, if any, that would have been earned by such Deferral Participant if such Deferral Participant held shares of Common Stock rather than restricted stock units. Pursuant to deferral elections made under the Management Stock Purchase Program relating to compensation earned in the year ending December 31, 1997, Messrs. Way, Rossiter, Vandenberghe, O'Rourke and Preston received restricted stock units of 3,933, 2,790, 3,895, 1,409 and 2,498, respectively.

RETIREMENT SAVINGS PLAN

     Effective January 1, 1997, the Company's Retirement Savings Plan was amended to provide that the Company matching contribution for each participant will be invested in shares of Common Stock. Each participant who is at least age 57, however, may elect to diversify the employer matching contributions. In addition, the Company match percentage for each participant will be determined under the following chart and will apply to the participant's contributions up to five percent of base salary:

                                               MATCHING CONTRIBUTION
              YEARS OF SERVICE                      PERCENTAGE
              ----------------                 ---------------------
less than 5..................................            50%
more than 5 but less than 8..................            75%
8 or more....................................           100%

EXECUTIVE SUPPLEMENTAL SAVINGS PLAN

     Effective January 1, 1997, the Compensation Committee adopted the Lear Corporation Executive Supplemental Savings Plan (the "Supplemental Savings Plan"). The purpose of the Supplemental Savings Plan is to provide participants and their beneficiaries with retirement benefits that could not be earned under the Retirement Savings Plan due to limits on the amount of pre-tax contributions a participant can make to the Retirement Savings Plan and/or the amount of compensation that can be recognized under the Retirement Savings Plan. In addition, the Supplemental Savings Plan also provides retirement benefits that would have been earned under the Retirement Savings Plan and/or the Pension Plan if the participant had not elected to defer compensation under the Management Stock Purchase Program (as described above). Selected senior officers are eligible to participate in the Supplemental Savings Plan.

ESTATE PRESERVATION PLAN

     In November 1997, the Compensation Committee approved the Estate Preservation Plan (the "EPP") for 15 senior executives of the Company each of whom has a significant portion of his net worth invested in the Company's Common Stock ("EPP Participant"). The EPP provides the beneficiaries of an EPP Participant with funds to pay estate taxes on the Common Stock so the beneficiaries are not forced to sell such stock. Under the EPP, the Company purchases a life insurance policy on the joint lives of the EPP Participant and his spouse (the "Policy"). The Company will own the Policy but will endorse a portion of the Policy's proceeds to the EPP Participant's designated beneficiaries. Each EPP Participant pays a portion of the Policy's annual premium (until he reaches age 65) and the Company pays the remainder of the annual premium. After age 65, the Company pays the entire annual premium and the EPP Participant pays income taxes on the imputed income from the Policy. Upon the later death of an EPP Participant or his spouse, the Company recovers the present value of its premium payments from the tax-free insurance proceeds and the EPP Participant's beneficiaries receive the remaining tax-free insurance proceeds, which they can use to pay the estate taxes on the Common Stock.

CHIEF EXECUTIVE OFFICER COMPENSATION

     During the fiscal year ended December 31, 1997, the compensation of Kenneth
L. Way, Chairman of the Board and Chief Executive Officer of the Company, was established pursuant to an employment agreement entered into in March of 1995 and adjusted in October of 1995. Under the terms of the agreement, Mr. Way received salary compensation of $783,750 in the fiscal year ending December 31, 1997 and was eligible to participate in the Company's Senior Executive Incentive Plan, the Long-Term Incentive Plan, the Company's stock option plans and the Executive Supplemental Savings Plan. The Compensation Committee awarded Mr. Way an annual bonus of $837,135 for services performed in 1997, which was based upon the attainment of targeted earnings per share and targeted growth in earnings per share pursuant to the Company's Senior Executive Incentive Plan. Mr. Way elected to defer 20% of his annual cash bonus pursuant to an election made under the Management Stock Purchase Program. In addition, in order to provide substantial at-risk components and to align the interests of Mr. Way with those of the Company's stockholders, the Compensation Committee granted Mr. Way (i) options to purchase 23,000 shares of Common Stock under the 1996 Stock Option Plan and (ii) performance share awards, the amount of which, if any, is determined by the Company's cumulative net income and relative return to shareholders over a three year period. See Executive Compensation -- Option Grants and Long-Term Incentive Awards in Last Fiscal Year.

TAX TREATMENT OF EXECUTIVE COMPENSATION

     To the extent readily determinable and as one of the factors in its consideration of compensation matters, the Compensation Committee considers the anticipated tax treatment to the Company and to the executives of the various payments and benefits. Some types of compensation payments and their deductibility depend on the time of vesting or exercise of previously granted rights (for example, the amount of compensation attributable to the exercise of non-qualified stock options generally will depend upon the spread between the fair market value of the shares purchased on the date of exercise and the exercise price).

     In addition, Section 162(m) of the Code limits to one million dollars per person the Company's federal income tax deduction for compensation paid in any year to its Chief Executive Officer and each of its four other highest paid executive officers to the extent such compensation is not "performance based" compensation. Under certain circumstances, compensation paid to an executive officer of the Company could exceed the qualifying compensation limit for deductibility under Section 162(m) of the Code. The Compensation Committee will consider ways to preserve the deductibility of compensation payments and benefits in light of the limitation on deductibility under Section 162(m) of the Code, while retaining the discretion necessary to insure executive officers are compensated in a manner consistent with the best interests of the Company and its stockholders.

     This report is submitted by Larry W. McCurdy and Roy E. Parrott, being all of the members of the Compensation Committee.

                                          Larry W. McCurdy, Chairman
                                          Roy E. Parrott

                               PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return from April 6, 1994, the date of the Company's initial public offering, through December 31, 1997 of the Company, the S&P 500 and a peer group of companies (the "Peer Group")(1) selected by the Company for purposes of the comparison and more fully described below. Dividend reinvestment has been assumed and the returns of each company has been weighted to reflect relative stock market capitalization. The graph assumes an investment of $100 on April 6, 1994 in each of the Common Stock, the stocks comprising the S&P 500 Index and the stocks comprising the Peer Group.

               Measurement Period                       LEAR                                PEER
             (Fiscal Year Covered)                  CORPORATION         S&P 500            GROUP
3/31/94                                                     100.00            100.00            100.00
6/30/94                                                     118.58             99.75             91.20
9/30/94                                                     118.58            106.54             90.28
12/31/94                                                    127.48            107.08             91.02
3/31/95                                                     116.18            117.31             97.05
6/30/95                                                     147.62            128.50            108.74
9/30/95                                                     189.57            136.52            110.14
12/31/95                                                    187.15            144.13            107.61
3/31/96                                                     210.55            152.94            118.64
6/30/96                                                     227.49            160.66            119.46
9/30/96                                                     212.97            164.88            123.08
12/31/96                                                    220.23            177.31            134.95
3/31/97                                                     215.39            182.00            132.88
6/30/97                                                     286.37            214.31            154.64
9/30/97                                                     317.83            228.68            180.15
12/31/97                                                    306.54            232.25            170.31

-------------------------
(1) The Company does not believe that there is a single published industry or line of business index that is appropriate for comparing stockholder return. The Peer Group selected by the Company is made up of representative independent automobile suppliers of comparable size and products whose common stock is traded on domestic stock exchanges. The Peer Group includes Arvin Industries, Inc., Borg-Warner Automotive, Inc., Breed Technologies, Inc., Collins & Aikman, Dana Corp., Detroit Diesel, Donnelly Corp., Eaton Corp., Excel Industries, Inc., Gentex, ITT Industries, Johnson Controls, Inc., Magna International, Inc., Mascotech, Inc., Simpson Industries, Inc., Standard Products Co., Superior Industries International, Tower Automotive and Walbro.

                              CERTAIN TRANSACTIONS

LEHMAN EQUITY OFFERING

     Prior to June 30, 1997, four merchant banking partnerships affiliated with Lehman Brothers Holding, Inc. (collectively, the "Lehman Funds") owned 10,284,854 shares of the Company's Common Stock which represented approximately 15.6% of the Common Stock. On June 30, 1997, the Lehman Funds sold all of their shares of the Company's Common Stock (the "Secondary Offering"). Lehman Brothers Inc. served as managing underwriter for the Secondary Offering. Pursuant to the Amended and Restated Stockholders and Registration Rights Agreement dated September 27, 1991, the Company incurred $460,416 in expenses as a result of the Secondary Offering.

CREDIT AGREEMENT

     The Company is party to revolving credit facilities dated December 20, 1996, as amended (the "Credit Agreement") with a syndicate of lenders for which The Chase Manhattan Bank serves as administrative agent. Lehman Commercial Paper Inc., which is affiliated with the Lehman Funds, is a lender under the Credit Agreement for which it received and will continue to receive its proportionate share of payments made by the Company under the Credit Agreement.

MANAGEMENT EQUITY PARTICIPATION

     Certain current and former officers of the Company, including Messrs. Rossiter and Vandenberghe, entered into a Management Subscription Agreement with the Company dated as of September 29, 1988 (collectively, the "Management Equity Agreement") pursuant to which certain current and former officers purchased Common Stock at $3.03 per share for consideration consisting of cash and/or recourse or non-recourse promissory notes (the "Management Notes"). The Management Notes accrued interest at a rate of 4.46% per annum. On August 5, 1997, Messrs. Rossiter and Vandenberghe prepaid the outstanding principal balances of their Management Notes of $584,873.03 and $194,910.57, respectively.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

                                (PROPOSAL NO. 2)

     The Board of Directors, upon recommendation of the Audit Committee, has appointed Arthur Andersen LLP as the Company's independent auditors for the current year ending December 31, 1998. A proposal will be presented at the Meeting to ratify the appointment of Arthur Andersen LLP as the Company's independent auditors for the 1998 fiscal year. If the stockholders fail to ratify such selection by the affirmative vote of a majority of the shares present in person or represented by proxy at the Meeting, other independent auditors will be considered by the Board of Directors upon recommendation of the Audit Committee. The Company has been advised that a representative of Arthur Andersen LLP will be present at the Meeting, will be available to respond to appropriate questions, and will be given an opportunity to make a statement if he or she so desires.

                                 RECOMMENDATION

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE
           APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS
                                FOR THE COMPANY.

         STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING OF STOCKHOLDERS

     Stockholder proposals intended to be presented at the 1999 Annual Meeting of Stockholders of the Company must be received by the Company no sooner than October 21, 1998 or later than November 20, 1998 for inclusion in the Company's proxy statement relating to the 1999 Annual Meeting of Stockholders. Stockholder proposals should be addressed to Joseph F. McCarthy, Lear Corporation, 21557 Telegraph Road, P.O. Box 5008, Southfield, Michigan 48086-5008.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted to the stockholders at the Meeting. If any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent in accordance with the judgments of the persons voting the proxies.

     The Company's Annual Report to Stockholders for the year ending December 31, 1997, was mailed to stockholders together with this Proxy Statement.

     UPON WRITTEN REQUEST BY ANY STOCKHOLDER ENTITLED TO VOTE AT THE MEETING, THE COMPANY WILL FURNISH THAT PERSON WITHOUT CHARGE A COPY OF THE FORM 10-K ANNUAL REPORT FOR 1997 WHICH IT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES. IF THE PERSON REQUESTING THE REPORT WAS NOT A STOCKHOLDER OF RECORD ON MARCH 16, 1998 THE REQUEST MUST CONTAIN A GOOD FAITH REPRESENTATION THAT THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF COMPANY'S COMMON STOCK AT THE CLOSE OF BUSINESS ON THAT DATE. REQUESTS SHOULD BE ADDRESSED TO JOSEPH F. MCCARTHY, LEAR CORPORATION, 21557 TELEGRAPH ROAD, P.O. BOX 5008, SOUTHFIELD, MICHIGAN 48086-5008.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /S/ JOSEPH F. MCCARTHY
                                          Joseph F. McCarthy
                                          Vice President, Secretary
                                          and General Counsel

                               ADMISSION TICKET

                               LEAR CORPORATION

                        ANNUAL MEETING OF STOCKHOLDERS

                          MAY 14, 1998 AT 10:00 A.M.
                         THE AUTOMOTIVE HALL OF FAME
                           21400 OAKWOOD BOULEVARD
                              DEARBORN, MICHIGAN

                 ADMITS ONE STOCKHOLDER AND UP TO TWO GUESTS






--------------------------------------------------------------------------------

                               LEAR CORPORATION

                        PROXY/VOTING INSTRUCTION CARD

        This proxy is solicited on behalf of the Board of Directors of Lear Corporation for the Annual Meeting of Stockholders on May 14, 1998 or any adjournment or postponement thereof (the "Meeting").

        The undersigned appoints Joseph F. McCarthy and Donald J. Stebbins, and each of them, with full power of substitution in each of them, the proxies of the undersigned, to vote for and on behalf of the undersigned all shares of Lear Corporation Common Stock which the undersigned may be entitled to vote on all matters properly coming before the Meeting, as set forth in related Notice of Annual Meeting and Proxy Statement, both of which have been received by the undersigned.

        This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder, if no direction is given, this proxy will be voted FOR proposals 1 and 2.

                                        LEAR CORPORATION
                                        P.O. BOX 11211
                                        NEW YORK, N.Y. 10203-0211

Dear Stockholder:

        The Annual Meeting of Stockholders (the "Meeting") of Lear Corporation (the "Company") will be held at 10:00 a.m. on Thursday, May 14, 1998 at the Automotive Hall of Fame, 21400 Oakwood Boulevard, Dearborn, Michigan.

        To be sure that your vote is counted, we urge you to complete and sign the proxy/voting instruction card below, detach it from this letter and return it in the postage paid envelope enclosed in this package. The giving of such proxy does not affect your right to vote in person if you attend the meeting. The prompt return of your signed proxy will aid the Company in reducing the expense of additional proxy solicitation.

        In order to assist the Company in preparing for the Meeting, please indicate on item 3 on the proxy whether you currently plan to attend the Meeting.

        If you attend the Meeting in person, detach and bring this letter to the meeting as an admission ticket for you and your guests.

March 20, 1998


                            DETACH PROXY CARD HERE

--------------------------------------------------------------------------------

       [            ]
1. Election of Directors:          FOR all nominees             WITHHOLD AUTHORITY to vote                  *EXCEPTIONS
                                   listed below        [ ]      for all nominees listed below.    [ ]                      [ ]

Nominees: Kenneth L. Way, Larry W. McCurdy and Roy E. Parrott
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S
NAME IN THE SPACE PROVIDED BELOW.)
*Exceptions ________________________________________________________________________________________________________________________

2. To ratify the appointment of Arthur Andersen LLP as independent auditors          3. Do you plan to
   of the Company for the fiscal year ending December 31, 1998.                         attend the Meeting?     YES [ ]       NO [ ]


   FOR  [ ]          AGAINST  [ ]          ABSTAIN  [ ]


In their discretion the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

                                                                                                      Change of Address
                                                                                                      Mark Here     [ ]

                                                                                           Please sign this proxy and return it
                                                                                           promptly whether or not you expect to
                                                                                           attend the meeting.  You may nevertheless
                                                                                           vote in person if you attend.  Please
                                                                                           sign exactly as your name appears
                                                                                           herein.  Give full title if an Attorney,
                                                                                           Executor, Administrator, Trustee,
                                                                                           Guardian, etc.  For an account in the
                                                                                           name of two or more persons, each should
                                                                                           sign, or if one signs, he should attach
                                                                                           evidence of his authority.

                                                                                           Dated:___________________________, 1998

                                                                                           _______________________________________
                                                                                                           Signature

                                                                                           _______________________________________
                                                                                                           Signature
                                                                                           VOTES MUST BE INDICATED
                                                                                           (X) IN BLACK OR BLUE INK.     [X]

(PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.)